Exhibit (h)(1)

DISTRIBUTION AGREEMENT

THIS AGREEMENT is made as of ______ __, 2017, between NorthStar Real Estate Capital Income Fund-C, a Delaware statutory trust (the “Fund”), and ALPS Distributors, Inc., a Colorado corporation (“ALPS”).

WHEREAS, the Fund is a non-diversified, closed-end management investment company that is registered under the Investment Company Act of 1940, as amended;

WHEREAS, ALPS is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and a member of the Financial Industry Regulatory Authority (“FINRA”); and

WHEREAS, the Fund wishes to employ the services of ALPS in connection with the distribution of the shares of the Fund (the “Shares”).

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties agree as follows.

1.	ALPS Appointment and Duties.

(a)	The Fund hereby appoints ALPS to provide the distribution services set forth in this Agreement on Appendix A, as amended from time to time, upon the terms and conditions hereinafter set forth. ALPS hereby accepts such appointment and agrees to furnish such specified services. ALPS shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

(b)	ALPS may employ or associate itself with a person or persons or organizations as ALPS believes to be desirable in the performance of its duties hereunder; provided that, in such event, the compensation of such person or persons or organizations shall be paid by and be the sole responsibility of ALPS, and the Fund shall bear no cost or obligation with respect thereto; and provided further that ALPS shall not be relieved of any of its obligations under this Agreement in such event and shall be responsible for all acts of any such person or persons or organizations taken in furtherance of this Agreement to the same extent it would be for its own acts.

2.	ALPS Compensation; Expenses.

(a)	ALPS will bear all expenses in connection with the performance of its services under this Agreement, except as otherwise provided herein. For the avoidance of doubt, ALPS will not bear any of the costs of Fund personnel. Additionally, ALPS shall not bear other Fund expenses incurred which may include, but are not limited to, initial organization and offering expenses; the blue sky registration and qualification of Shares (if required) for sale in the various states in which the officers of the Fund shall determine it advisable to qualify such Shares for sale (including registering the Fund as a broker or dealer or any officer of the Fund as agent or salesman in any state); litigation expenses; taxes; costs of preferred shares; expenses of conducting tender offers for the purpose of repurchasing Shares; administration, transfer agency, and custodial expenses; interest; Fund trustees’ fees; brokerage fees and commissions; state and federal registration fees; advisory fees; insurance premiums; fidelity bond premiums; Fund and investment advisory related legal expenses; costs of maintenance of Fund existence; printing and delivery of materials in connection with meetings of the Fund’s trustees; printing and mailing of shareholder reports, prospectuses, statements of additional information, other offering documents and supplements, proxy materials, tender offer notifications and other communications to shareholders; securities pricing data and expenses in connection with electronic filings with the U.S. Securities and Exchange Commission (the “SEC”); provided, however, that the cost of any expenses that are passed through to the Fund shall be priced at the actual cost of such expenses without any additional markup by ALPS. To the extent applicable, the Fund is responsible for all reasonable and documented out-of-pocket expenses incurred by ALPS in connection with travel expenses to meetings of the Fund’s board of trustees (the “Board of Trustees”).

(b)	The Fund shall compensate ALPS in accordance with the terms of the Fund’s then-current prospectus

3.	Documents. The Fund has furnished or will furnish, upon ALPS' reasonable request, ALPS with copies of the Fund’s Agreement and Declaration of Trust, By-Laws, advisory and co-advisory agreements, custodian agreement, transfer agency agreement, current prospectus, periodic Fund reports, and all forms relating to any distribution and/or shareholding servicing plan offered by the Fund. The Fund shall furnish to ALPS, within a reasonable time period, a copy of any amendment or supplement to any of the above-mentioned documents, which has not been filed with the SEC, within a reasonable time period following the date of execution or filing of such documents. Upon request, the Fund shall furnish promptly to ALPS any additional documents necessary or advisable to perform its functions hereunder, including, but not limited to, each tender offer notification filed by the Fund with the SEC. As used in this Agreement the terms “registration statement,” and “prospectus” shall mean any registration statement and prospectus filed by the Fund with the SEC and any amendments and supplements thereto that are filed with the SEC.

4.	Sales of Shares.

(a)	The Fund grants to ALPS the right to sell the Shares as agent on behalf of the Fund, during the term of this Agreement, subject to the registration requirements of the Securities Act of 1933, as amended (the “1933 Act”), the Investment Company Act of 1940, as amended (the “1940 Act”), and of the laws governing the sale of securities in the various states (“Blue Sky Laws”), under the terms and conditions set forth in this Agreement. ALPS shall have the right to sell, as agent on behalf of the Fund, the Shares covered by the registration statement and prospectus for the Fund then in effect under the 1933 Act and 1940 Act.

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(b)	The rights granted to ALPS shall be exclusive, except that the Fund and its affiliates reserve the right to sell Shares directly to investors on applications received and accepted by the Fund.

(c)	Except as otherwise noted in the Fund’s current prospectus, all Shares sold to investors by ALPS or the Fund will be sold at the public offering price. The public offering price for all accepted subscriptions will be the net asset value per Share plus selling commissions and dealer manager fees, each as determined in the manner described in the Fund’s current prospectus.

(d)	Tender offers of Shares of the Fund will be made at the net asset value per Share in accordance with the disclosure set forth in the Fund’s then current prospectus, and in accordance with the requirements of Rule 13e-4 of the 1934 Act. ALPS has no duty to inquire into, or liability for, the accuracy of the net asset value per Share as calculated or the Fund’s compliance with any periodic tender offer in accordance with Rule 13e-4 of the 1934 Act and/or related policies adopted by the Fund. In addition, ALPS shall not be responsible for any applicable FINRA Corporate Finance filings in association with such tender offers.

(e)	The Fund reserves the right to suspend sales and ALPS’ authority to process orders for Shares on behalf of the Fund. Suspension will continue for such period as may be determined by the Fund. The Fund agrees to notify ALPS within a reasonable time prior to a scheduled tender offer in the event that the Fund determines not to issue a tender offer in accordance with the disclosure set forth in the Fund’s then current prospectus.

(f)	In consideration of these rights granted to ALPS, ALPS agrees to use its best efforts to solicit orders for the sale of the Shares at the public offering price in light of the current market practice, and will undertake such advertising and promotion as it believes is reasonable in connection with such solicitation. ALPS shall review and file such materials with the SEC and/or FINRA to the extent required by the 1934 Act and the 1940 Act and the rules and regulations thereunder, and by the rules of FINRA. This shall not prevent ALPS from entering into like arrangements (including arrangements involving the payment of underwriting commissions) with other issuers. ALPS will act only on its own behalf as principal should it choose to enter into selling agreements with selected dealers or others.

(g)	ALPS is not authorized by the Fund to give any information or to make any representations other than those contained in the registration statement or prospectus, or contained in shareholder reports, tender offer notifications or other material that may be prepared by or on behalf of the Fund for ALPS’ use. Consistent with the foregoing, ALPS may prepare and distribute sales literature or other material as it may deem appropriate in consultation with the Fund, provided such sales literature complies with applicable laws and regulations.

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(h)	The Fund agrees that it will take all action necessary to register the Shares under the 1933 Act. The Fund shall make available to ALPS, at ALPS’ expense, such number of copies of its prospectus and periodic reports as ALPS may reasonably request. The Fund shall furnish to ALPS copies of all financial statements and tender offer notifications, which ALPS may reasonably request for use in connection with the distribution of Shares of the Fund.

(i)	To the extent applicable: (i) the Fund agrees to execute any and all documents and to furnish any and all information and otherwise to take all actions that may be reasonably necessary in connection with the qualification of the Shares for sale in such states as ALPS may designate and (ii) the Fund will notify ALPS in writing of the states in which the Shares may be sold and will notify ALPS in writing of any changes to the information contained in the previous notification.

(j)	The Fund shall not use the name of ALPS, or any of its affiliates, in any prospectus, sales literature, and other material relating to the Fund in any manner without the prior written consent of ALPS (which shall not be unreasonably withheld, conditioned or delayed); provided, however, that ALPS hereby approves all lawful uses of the names of ALPS and its affiliates in the prospectus of the Fund and in all other materials which merely refer in accurate terms to its appointment hereunder or which are required by the SEC, FINRA, Office of the Comptroller of the Currency (“OCC”) or any state securities authority.

(k)	Neither ALPS nor any of its affiliates shall use the name of the Fund or its affiliates in any publicly disseminated materials, including sales literature, in any manner without the prior written consent of the Fund (which shall not be unreasonably withheld, conditioned or delayed); provided, however, that the Fund hereby approves all lawful uses of its name in any required regulatory filings of ALPS which merely refer in accurate terms to the appointment of ALPS hereunder, or which are required by the SEC, FINRA, OCC or any state securities authority.

(l)	To the extent ALPS receives any direct orders for the purchase, repurchase, or exchange of the Shares, ALPS will promptly transmit any such orders to the Fund’s transfer agent for processing.

(m)	The Fund agrees to issue Shares of the Fund and to request The Depository Trust Company to record on its books the ownership of such Shares in accordance with the book-entry system procedures described in the prospectus in such amounts as ALPS has requested through the transfer agent in writing or other means of data transmission, as promptly as practicable after receipt by the Fund of the requisite deposit securities and cash component (together with any fees) and acceptance of such order, upon the terms described in the registration statement.

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5.	Insurance. ALPS agrees to maintain fidelity bond and liability insurance coverages which are, in scope and amount, consistent with coverages customary for distribution activities relating to the Fund. ALPS shall notify the Fund upon receipt of any notice of material, adverse change in the terms or provisions of its insurance coverage. Such notification shall include the date of change and the reason or reasons therefor. ALPS shall promptly notify the Fund of any material claims against it, whether or not covered by insurance, and shall notify the Fund from time to time as may be appropriate of the total outstanding claims made by it under its insurance coverage.

6.	Right to Receive Advice.

(a)	Advice of the Fund and Service Providers. If ALPS is in doubt as to any action it should or should not take, ALPS may request directions, advice, or instructions from the Fund or, as applicable, the Fund’s investment advisors, custodian, or other service providers.

(b)	Advice of Counsel. If ALPS is in doubt as to any question of law pertaining to any action it should or should not take, ALPS may request advice from counsel for the Fund, counsel for the Fund’s investment advisors, or counsel for ALPS, at the option of ALPS, the cost of which shall be borne solely by ALPS.

(c)	Conflicting Advice. In the event of a conflict between directions, advice or instructions ALPS receives from the Fund or any service provider and the advice ALPS receives from competent counsel knowledgeable in such matters, ALPS may, upon reasonable belief, rely upon and follow the advice of counsel. ALPS will provide the Fund with not less than ten (10) business days' prior written notice of its intent to follow advice of counsel that is materially inconsistent with directions, advice or instructions from the Fund. Upon request, ALPS will provide the Fund with a copy of such advice of counsel.

7.	Standard of Care; Limitation of Liability; Indemnification.

(a)	ALPS shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties, obligations and responsibilities under this Agreement.

(b)	In the absence of willful misfeasance, bad faith, negligence, or reckless disregard by ALPS in the performance of its duties, obligations, or responsibilities set forth in this Agreement, ALPS, including its officers, directors, agents, and employees, shall not be liable for, and the Fund agrees to indemnify, defend and hold harmless such persons from, all taxes, charges, expenses, assessments, claims, and liabilities (including, without limitation, reasonable attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from the following:

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(i)	the inaccuracy of factual information furnished to ALPS by the Fund or the Fund’s investment advisors, custodians, or other service providers;

(ii)	with respect to the registration statement, any untrue statement of a material fact or omission of a material fact required to be stated or necessary in order to make the statements not misleading and with respect to the prospectus, shareholder report, tender offer notification or other information filed or made public by the Fund (as amended from time to time), except to the extent the statement or omission was made in reliance upon, and in conformity with, information furnished to the Fund by or on behalf of ALPS;

(iii)	any wrongful act of the Fund or any of its employees;

(iv)	ALPS’ reliance on any instruction, direction, notice, instrument or other information received from the Fund or its affiliates that ALPS reasonably believes to be genuine;

(v)	any liability of ALPS resulting from a representation, covenant or warranty that ALPS makes, or any indemnification that ALPS provides, on behalf of the Fund in an intermediary agreement (which shall include, without limitation, broker/dealer selling agreements, platform agreements and wirehouse agreements) relating to the Fund; or

(vi)	any other action or omission to act which ALPS takes in connection with the provision of services to the Fund.

(c)	ALPS shall indemnify and hold harmless the Fund, the Fund’s investment advisors and their respective officers, members, directors, agents, and employees from and against any and all taxes, charges, expenses, assessments, claims, and liabilities (including, without limitation, reasonable attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from ALPS’ willful misfeasance, bad faith, negligence, or reckless disregard in the performance of its duties, obligations, or responsibilities set forth in this Agreement.

(d)	Notwithstanding anything in this Agreement to the contrary, neither party shall be liable under this Agreement to the other party hereto for any punitive, consequential, special or indirect losses or damages. Any indemnification payable by a party to this Agreement shall be net of insurance maintained by the indemnified party as of the time the claim giving rise to indemnity hereunder is alleged to have arisen to the extent it covers such claim.

8.	Activities of ALPS. The services of ALPS under this Agreement are not to be deemed exclusive, and ALPS shall be free to render similar services to others. The Fund recognizes that from time to time directors, officers and employees of ALPS may serve as directors, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and businesses may include ALPS as part of their name and that ALPS or its affiliates may enter into distribution agreements or other agreements with such other corporations and businesses.

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9.	Accounts and Records. The accounts and records maintained by ALPS shall be the property of the Fund. ALPS shall prepare, maintain and preserve such accounts and records as required by the 1940 Act and other applicable securities laws, rules and regulations. ALPS shall surrender such accounts and records to the Fund, in the form in which such accounts and records have been maintained or preserved, promptly upon receipt of instructions from the Fund. The Fund shall have access to such accounts and records at all times during ALPS’ normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by ALPS to the Fund at the Fund’s expense. ALPS shall assist the Fund, the Fund’s independent auditors, or, upon approval of the Fund, any regulatory body, in any requested review of the Fund’s accounts and records, and reports by ALPS or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request. ALPS or its “undersigned”, as defined by Rule 17a-4 of the 1934 Act, shall have access to all electronic communications, including password access to the system storing the electronic communications, of registered representatives of ALPS that are associated with the Fund and are required to be maintained under Rule 17a-4 of the 1934 Act and FINRA Rules 3110 Electronic storage media maintained by the Fund will comply with Rule 17a-4 of the 1934 Act.

10.	Confidential and Proprietary Information. ALPS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to the Fund and its current and former shareholders and other information germane thereto, as confidential and as proprietary information of the Fund and not to use, sell, transfer, or divulge such information or records to any person for any purpose other than performance of its duties hereunder, except after prior notification to and approval in writing from the Fund. Approval may not be withheld where ALPS may be exposed to civil, regulatory, or criminal proceedings for failure to comply, when compelled to divulge such information by duly constituted authorities, or when requested by the Fund. When compelled to divulge such information by duly constituted authorities, ALPS shall use reasonable commercial efforts to request confidential treatment of such information. ALPS shall have in place and maintain physical, electronic, and procedural safeguards reasonably designed to protect the security, confidentiality, and integrity of, and to prevent unauthorized access to or use of records and information relating to the Fund and its current and former shareholders.

11.	Compliance with Rules and Regulations. ALPS shall comply (and to the extent ALPS takes or is required to take action on behalf of the Fund hereunder shall cause the Fund to comply) with all applicable requirements of the 1933 Act, 1934 Act, 1940 Act and other applicable laws, rules, regulations, orders and code of ethics, as well as all investment restrictions, policies and procedures adopted by the Fund of which ALPS has knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Fund’s public filings or otherwise provided to ALPS). Except as set out in this Agreement, ALPS assumes no responsibility for such compliance by the Fund. ALPS shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided, and shall provide to the Fund a certification to such effect no less than annually or as otherwise reasonably requested by the Fund. ALPS shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by the Fund.

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12.	Representations and Warranties of ALPS. ALPS represents and warrants to the Fund that:

(a)	It is duly organized and existing as a corporation and in good standing under the laws of the State of Colorado.

(b)	It is empowered under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement.

(c)	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(d)	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

(e)	ALPS has conducted a review of its supervisory controls system and has made available to the Fund the most current report of such review and any updates thereto. Every time ALPS conducts a review of its supervisory control system it will make available to the Fund for inspection a report of such review and any updates thereto. ALPS shall immediately notify the Fund of any changes in how it conducts its business that would materially change the results of its most recent review of its supervisory controls system and any other changes to ALPS’ business that would affect the business of the Fund or the Fund’s investment advisors.

13.	Representations and Warranties of the Fund. The Fund represents and warrants to ALPS that:

(a)	It is a statutory trust duly organized and existing and in good standing under the laws of the state of Delaware and is registered with the SEC as a closed-end management investment company.

(b)	It is empowered under applicable laws and by its Declaration of Trust to enter into and perform this Agreement.

(c)	The Board of Trustees of the Fund has duly authorized it to enter into and perform this Agreement.

(d)	Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of ALPS hereunder without prior written notice to ALPS.

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14.	Consultation Between the Parties. ALPS and the Fund shall regularly consult with each other regarding ALPS’ performance of its obligations under this Agreement. In connection therewith, the Fund shall submit to ALPS, at a reasonable time in advance of filing with the SEC, drafts of any amended or supplemented registration statement (including exhibits) under the 1933 Act and the 1940 Act and any tender offer notification; provided, however, that nothing contained in this Agreement shall in any way limit the Fund’s right to file at any time such amendments to any registration statement and/or supplements to any prospectus or statement of additional information, of whatever character, as the Fund may deem advisable, such right being in all respects absolute and unconditional.

15.	Anti-Money Laundering. ALPS agrees to maintain an anti-money laundering program in compliance with Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”) and all applicable laws and regulations promulgated thereunder. ALPS confirms that, as soon as possible, following the request from the Fund, ALPS will supply the Fund with copies of ALPS’ anti-money laundering policy and procedures, and such other relevant certifications and representations regarding such policy and procedures as the Fund may reasonably request from time to time. ALPS will provide, to the Fund, any Financial Crimes Enforcement Network (FinCEN) request received pursuant to USA Patriot Act Section 314(a), which the Fund may then provide to its transfer agent.

16.	Cybersecurity. ALPS shall maintain policies and procedures reasonably designed to detect and mitigate the risk of data breaches.

17.	Business Interruption Plan. ALPS shall maintain in effect a business interruption plan, and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry. In the event of equipment failures, ALPS shall, at no additional expense to the Fund, take commercially reasonable steps to minimize service interruptions.

18.	Duration and Termination of this Agreement.

(a)	Initial Term. This Agreement shall become effective as of the date first written above and shall continue thereafter throughout the period that ends two (2) years after the date first written above (the “Initial Term”).

(b)	Renewal Term. If not sooner terminated, this Agreement shall renew at the end of the Initial Term and shall thereafter continue for successive annual periods, provided such continuance is specifically approved at least annually (i) by the Fund’s Board of Trustees or (ii) by a vote of a majority of the outstanding voting securities of the relevant Fund, provided that in either event the continuance is also approved by the majority of the Trustees of the Fund who are not interested persons (as defined in the 1940 Act) of any party to this Agreement by vote cast in person at a meeting called for the purpose of voting on such approval.

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(c)	This Agreement is terminable without penalty on sixty (60) days’ written notice by the Fund’s Board of Trustees, by vote of the holders of a majority of the outstanding voting securities of the relevant portfolio of the Fund, or by ALPS.

(d)	Automatic Termination. Notwithstanding the foregoing, this Agreement shall automatically terminate at such time as underwriting compensation from all sources, including the Fund’s aggregate selling commissions, dealer manager fees and distribution and servicing fees, exceed 8.0% of the aggregate gross proceeds raised in the Fund’s offering.

(e)	Deliveries Upon Termination. Upon termination of this Agreement, ALPS agrees to cooperate in the orderly transfer of distribution duties and shall deliver to the Fund or as otherwise directed by the Fund (at the expense of the Fund) all records and other documents made or accumulated in the performance of its duties for the Fund hereunder. Further, upon termination of this Agreement, ALPS agrees to use commercially reasonable efforts to assist the Fund with respect to the process of coordinating with the Fund’s designated successor distributor to notify applicable participating intermediaries that have currently effective Broker-Dealer Selling Agreements that a successor distributor has been designated by the Fund and to provide copies of all such agreements to the successor distributor, upon the written direction of the Fund. In the event ALPS gives notice of termination under this Agreement, it will continue to provide the services contemplated hereunder after such termination at the contractual rate for up to 120 days following the date of termination, provided that the Fund uses commercially reasonable efforts to appoint such replacement on a timely basis.

18.	Assignment. This Agreement will automatically terminate in the event of its assignment (as defined in the 1940 Act). This Agreement shall not be assignable by the Fund without the prior written consent of ALPS, such consent not to be unreasonably withheld by ALPS.

19.	Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado and the 1940 Act and the rules and regulations promulgated thereunder. To the extent that the laws of the State of Colorado conflict with the 1940 Act or the rules and regulations promulgated thereunder, the latter shall control.

20.	Names. The obligations of the Fund entered into in the name or on behalf thereof by any trustee, shareholder, representative, or agent thereof are made not individually, but in such capacities, and are not binding upon any of the trustees, shareholders, representatives or agents of the Fund personally, but bind only the property of the Fund, and all persons dealing with the Fund must look solely to the property of the Fund for the enforcement of any claims against the Fund.

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21.	Amendments to this Agreement. This Agreement may only be amended by a writing signed by the Fund and ALPS.

22.	Notices. All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To ALPS:

ALPS Distributors, Inc.
1290 Broadway, Suite 1100
Denver, Colorado 80203
Attn: Jeremy O. May, President
Fax: (303) 623-7850

To the Fund:

399 Park Avenue, 18th Floor
New York, New York 10022
Attn: Daniel R. Gilbert

24.	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

25.	Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that ALPS may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

NorthStar Real Estate Capital Income Fund-C

By:
Name:	Daniel R. Gilbert
Title:	Chief Executive Officer and President

ALPS DISTRIBUTORS, INC.

By:
Name:	Steven B. Price
Title:	Senior Vice President and Director of Distribution Services

[Signature Page to Distribution Agreement –

T-Share]

APPENDIX A

SERVICES

•	Act as legal underwriter/distributor

•	Provide investment company advertising and sales literature review, approval and record maintenance
o	Online submission, review/approval, & real-time status updates through AVA Advertising Review Portal
o	File required materials with FINRA
o	Provide advertising regulatory and disclosure guidance

•	Prepare, update, execute & maintain financial intermediary agreements
o	Online access provided through ALPS Virtual Access (AVA)

•	Administer intermediary due diligence program
o	Provide ongoing monitoring of financial intermediary relationships
o	Established risk ranking methodology & reporting

•	Perform financial intermediary payments & reporting

•	Support financial intermediary relations
o	Consult and support client’s distribution model & strategy
o	Fulfill key account intermediary initial and ongoing information and due diligence requests

Appendix A